UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2015

ACTAVIS plc

(Exact Name of Registrant as Specified in Charter)

Ireland	000-55075	98-1114402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Grand Canal Square, Docklands

Dublin 2, Ireland

(Address of Principal Executive Offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.

On January 23, 2015, Actavis plc, a company incorporated under the laws of Ireland (“Parent” or “Actavis”), and Actavis Holdings UK Limited, a company incorporated under the laws of England & Wales, an indirectly wholly-owned subsidiary of Parent (the “Purchaser”), entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with Amit Patel and Meeta Patel, both residents of the United Kingdom (the “Vendors”). Parent entered into the Purchase Agreement as guarantor for all obligations of the Purchaser under the Purchase Agreement.

Pursuant to the Purchase Agreement, the Purchaser will acquire the entire issued share capital of Auden McKenzie Holdings Limited (the “Company”) (the “Shares”) in exchange for the following consideration:

•	a cash payment of £306 million, payable at completion of the purchase of the Shares (“Completion”), as adjusted based upon, among other things, the net working capital and net cash position of the Company and its subsidiaries at Completion; and

•	the potential right to receive contingent consideration payable in cash over two years from Completion based on a percentage of the gross profits of one of the Company’s products, as described in the Purchase Agreement.

The Purchase Agreement contains customary warranties and covenants by the parties. The Vendors have agreed to enter into a tax covenant with respect to pre-Completion liability to tax on Completion (the “Tax Covenant”). The Purchaser will have recourse against a secured bank deposit of £45.9 million for breaches with a total cap on liability of £91.8 million.

Each party’s obligation to complete the sale of the Shares is subject to several conditions, including clearance from relevant competition authorities. Each of the Purchaser and the Vendors have agreed to use reasonable endeavors to cause the conditions to Completion to be satisfied.

The Purchase Agreement has been approved by each of the parties thereto and no further board or shareholder approvals are necessary from any such party in order to achieve Completion.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, filed hereto as Exhibit 2.1 and incorporated herein by reference. The Purchase Agreement has been included to provide investors with information regarding its terms, however it is not intended to provide any other factual information about Parent, Purchaser, the Vendors or the Company. The Purchase Agreement contains warranties by each of Parent, the Purchaser and the Vendors which are qualified by information in confidential disclosure letters delivered in connection with signing the Purchase Agreement. Accordingly, investors should not rely on the warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 8.01. Other Events.

On January 26, 2015, Actavis and the Company issued a joint press release announcing the execution of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Sale and Purchase Agreement, dated January 23, 2015, by and among Amit Patel, Meeta Patel, Actavis Holdings UK Limited and Actavis plc*

99.1	Press release issued by Actavis plc and Auden McKenzie Holdings Limited on January 26, 2015

*	Portions of this exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, which has been filed separately with the Securities and Exchange Commission (“SEC”). Additionally, certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTAVIS plc

By:	/s/ A. Robert D. Bailey
Name:	A. Robert D. Bailey
Title:	Chief Legal Officer and Corporate Secretary

Dated: January 29, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1	Sale and Purchase Agreement, dated January 23, 2015, by and among Amit Patel, Meeta Patel, Actavis Holdings UK Limited and Actavis plc*

99.1	Press release issued by Actavis plc and Auden McKenzie Holdings Limited on January 26, 2015

*	Portions of this exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, which has been filed separately with the Securities and Exchange Commission (“SEC”). Additionally, certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request.